As filed with the Securities and Exchange Commission on December 27, 2007

Registration No. 333-142259

Registration No. 333-142259-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-effective Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST

iSHARES® S&P GSCI™ COMMODITY-INDEXED INVESTING POOL LLC

(Rule 140 Co-Registrant)

(Exact name of registrant as specified in its charter)

Delaware	6799	51-6573369 (Registrant) 34-2061331 (Co-Registrant)
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Barclays Global Investors International, Inc.

45 Fremont Street

San Francisco, CA 94105

Attn: BGI’s Product Management Team, Intermediary Investors and Exchange-Traded Products Department

(415) 597-2000

(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Barclays Global Investors International, Inc.

45 Fremont Street

San Francisco, CA 94105

Attn: BGI’s Product Management Team, Intermediary Investors and Exchange-Traded Products Department

(415) 597-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward J. Rosen, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, NY 10006	Matthew J. Fitzgerald, Esq. Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-142259, 333-142259-01

Explanatory Note

This Post-effective Amendment No. 2 to the Registration Statement on Form S-1 (Nos. 333-142259, 333-142259-01) is being filed solely to include updated Exhibits 4.1 and 4.3 and new Exhibits 4.4 and 4.5.

This Post-effective Amendment shall become effective in accordance with the provisions of Rule 462 of the Securities Act of 1933, as amended.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Trust Agreement*

4.2	Limited Liability Company Agreement**

4.3	Form of Authorized Participant Agreement

4.4	Amendment, dated December 27, 2007, to the Amended and Restated Trust Agreement***

4.5	Amendment, dated December 27, 2007, to the Limited Liability Company Agreement***

5.1	Opinion of Richards, Layton & Finger, P.A. as to legality for the Trust****

5.2	Opinion of Richards, Layton & Finger, P.A. as to legality for the Investing Pool****

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to tax matters****

10.1	Investment Advisory Agreement**

10.2	Form of Sublicense Agreement*****

10.3	Form of Sublicense Agreement*****

10.4	Form of Futures Commission Merchant Agreement*****

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm****

23.2	Consent of Richards, Layton & Finger, P.A., included in Exhibit 5.1 and Exhibit 5.2****

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP, included in Exhibit 8.1****

*	Incorporated by reference to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007.
**	Incorporated by reference to the registrants’ Registration Statement on Form S-1/A (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.
***	Incorporated by reference to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.
****	Previously filed.
*****	Incorporated by reference to the registrants’ Registration Statement on Form S-1/A (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.

(b) Financial Statement Schedules:

Not applicable.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the sponsor of the Registrant and the manager of the Co-Registrant have duly caused the registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on December 27, 2007.

iShares® S&P GSCI™ Commodity-Indexed Trust

By:	Barclays Global Investors International, Inc.

By:	/s/ LEE KRANEFUSS
Name:	Lee Kranefuss
Title:	President and Chief Executive Officer

By:	/s/ MICHAEL A. LATHAM
Name:	Michael A. Latham
Title:	Chief Financial Officer

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

By:	Barclays Global Investors International, Inc.

By:	/s/ LEE KRANEFUSS
Name:	Lee Kranefuss
Title:	President and Chief Executive Officer

By:	/s/ MICHAEL A. LATHAM
Name:	Michael A. Latham
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/S/ LEE KRANEFUSS	Chief Executive Officer, President, Director	December 27, 2007
Lee Kranefuss

/S/ MICHAEL A. LATHAM	Chief Financial Officer, Director	December 27, 2007
Michael A. Latham

*	The Registrant is a trust and the Co-Registrant is a limited liability company, and the persons are signing in their capacities as officers or directors of Barclays Global Investors International, Inc., the sponsor of the Registrant and the manager of the Co-Registrant.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Trust Agreement*

4.2	Limited Liability Company Agreement**

4.3	Form of Authorized Participant Agreement

4.4	Amendment, dated December 27, 2007, to the Amended and Restated Trust Agreement***

4.5	Amendment, dated December 27, 2007, to the Limited Liability Company Agreement***

5.1	Opinion of Richards, Layton & Finger, P.A. as to legality for the Trust****

5.2	Opinion of Richards, Layton & Finger, P.A. as to legality for the Investing Pool****

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to tax matters****

10.1	Investment Advisory Agreement**

10.2	Form of Sublicense Agreement*****

10.3	Form of Sublicense Agreement*****

10.4	Form of Futures Commission Merchant Agreement*****

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm****

23.2	Consent of Richards, Layton & Finger, P.A., included in Exhibit 5.1 and Exhibit 5.2****

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP, included in Exhibit 8.1****

*	Incorporated by reference to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2007.
**	Incorporated by reference to the registrants’ Registration Statement on Form S-1/A (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on July 14, 2006.
***	Incorporated by reference to the registrants’ Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2007.
****	Previously filed.
*****	Incorporated by reference to the registrants’ Registration Statement on Form S-1/A (Nos. 333-126810, 333-126810-01) filed with the Securities and Exchange Commission on May 26, 2006.